Exhibit 99.1

Bird Announces Record Third Quarter 2021 Financial Results and Raises Full Year Financial Outlook

Third Quarter Revenue Increased by 63% YoY to $65.4 Million

Adjusted EBITDA of $(5) Million

Increases in 2021 Revenue and Adjusted EBITDA Outlook Driven by Strong Year-to-Date Performance

(Los Angeles, CA) – November 15, 2021 – Bird Global, Inc. (“Bird” or the “Company”) (NYSE:BRDS), a leader in environmentally friendly electric transportation, today announced financial results for the third quarter ended September 30, 2021.

Travis VanderZanden, Founder and CEO of Bird, said, “Our third quarter results illustrate how we continue to capitalize on robust consumer demand and further our path to profitability driven by strong execution and compelling unit economics. We have scaled our operations to over 350 cities, including deepened expansion into long-tail markets enabled by the strength of our Fleet Manager program, and have continued to deliver innovative vehicle improvements across our fleets. We believe our results to date, combined with our progress across our strategic initiatives, position us well to deliver on our increased expectations for 2021 Revenue and Adjusted EBITDA.”

Third Quarter Ended September 30, 2021 Financial Results

•	Revenue was $65.4 million, representing a YoY increase of 63% compared to $40.2 million in the same period in 2020.

•	Gross Transaction Value was $79.5 million, representing a year-over-year (“YoY”) increase of 60% compared to $49.6 million in the third quarter of 2020.

•	Gross margin as a percentage of revenue was 21%, representing an 18 percentage point increase over the prior year period.

•

Ride Profit (before Vehicle Depreciation) was $31.9 million, representing a YoY increase of 120% compared to $14.5 million in the same period in 2020. Ride Profit Margin (before Vehicle Depreciation) as a percentage of sharing revenue was 50% compared to 43% for the prior year period.(1)

•	Net loss was $(36.9) million compared to net loss of $(43.8) million in the prior year period.

•	Adjusted EBITDA loss was $(5.3) million compared to $(28.0) million in the prior year period.(1)

Year-to-Date Ended September 30, 2021 Financial Results

•	Revenue was $151.1 million, representing a YoY increase of 114% compared to $70.7 million in the same period in 2020.

•	Gross Transaction Value was $182.1 million, representing a YoY increase of 112% compared to $86.0 million in the prior year period.

•	Gross margin as a percentage of revenue was 21%, representing a 51 percentage point increase compared to the prior year period.

•

Ride Profit (before Vehicle Depreciation) was $67.5 million, representing a YoY increase of 851% compared to $7.1 million in the same period in 2020. Ride Profit Margin (before Vehicle Depreciation) as a percentage of sharing revenue was 47% compared to 12% for the prior year period.(1)

•	Net loss was $(156.8) million compared to a net loss of $(164.1) million in the prior year period.

•	Adjusted EBITDA loss was $(47.4) million compared to $(149.6) million in the prior year period.(1)

(1)

Ride Profit, Ride Profit Margin, and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures and Key Metrics” for additional information on non-GAAP financial measures and the appendix to this press release for a reconciliation to the most comparable GAAP measures.

Full Year 2021 Outlook

“We have exceeded our expectations year-to-date for revenue, gross margin, Ride Profit, and Adjusted EBITDA,” said Yibo Ling, Chief Financial Officer of Bird. “Our world class operations team has continued to consistently deliver Ride Profit Margins (before Vehicle Depreciation) improvement, with 47% Ride Profit Margins over the last twelve months despite continued COVID-19 headwinds and global supply chain constraints. This performance gives us confidence to increase our revenue and Adjusted EBITDA expectations for full year 2021.”

The Company has increased its outlook for full year 2021 as follows:

•	Revenue is expected to be between $195 million and $205 million, compared to prior expectation* of $188 million.

•	Adjusted EBITDA is expected to be between $(85) million and $(75) million, compared to prior expectation* of $(96) million.(1)

*

The Company’s original forecast was included in the Company’s Form S-4 initially filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2021 in connection with the Company’s business combination with Switchback II Corporation.

Recent Developments

As of September 30, 2021, total cash, cash equivalents, and restricted cash, were $63 million. Following our completed combination with Switchback II on November 4, 2021, the combined company added approximately $414 million in incremental liquidity through a combination of Switchback II cash in trust, the proceeds of the previously announced private placement, and availability under Bird’s credit facility with Apollo Investment Corporation and MidCap Financial Trust, in each case before payment of fees and expenses related to the business combination. Accordingly, total cash, cash equivalents, and restricted cash, as of September 30, 2021 were $309 million after adjusting for $246 million received at the closing of the business combination.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
(in millions, except as otherwise noted)
Rides	15.1	7.5	101%	30.8	13.7	125%
Avg. Rides per Deployed Vehicles per Day (x)	2.1x	1.6x	31%	1.7x	1.5x	13%
Average Deployed Vehicles (in thousands)	78.5	51.7	52%	65.1	32.4	101%
Gross Transaction Value	79.5	49.6	60%	182.1	86.0	112%
Revenue	65.4	40.2	63%	151.1	70.7	114%
Ride Profit (before Vehicle Depreciation) (2)	31.9	14.5	120%	67.5	7.1	* *
Ride Profit (after Vehicle Depreciation) (2)	14.1	5.5	156%	31.6	(12.3)	357%
Gross Margin	13.5	1.1	* *	31.2	(21.7)	244%
Net Loss	(36.9)	(43.8)	16%	(156.8)	(164.1)	4%
Adjusted EBITDA (1) (2)	(5.3)	(28.0)	81%	(47.4)	(149.6)	68%

**	Percentage not meaningful
(1)

Bird has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this press release because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, stock based compensation expense and interest on outstanding debt balances. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. For more information regarding the non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures and Key Metrics” below.

(2)

Ride Profit and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures and Key Metrics” for additional information on non-GAAP financial measures and the appendix to this press release for a reconciliation to the most comparable GAAP measures

Presentation

This press release presents historical results, for the periods presented, of Bird Rides, Inc., the predecessor of Bird Global, Inc. for financial reporting purposes. The financial results of Bird Global, Inc. have not been included in this press release as it is a newly incorporated entity and has not engaged in any business or other activities during the periods presented. Accordingly, these historical results do not purport to reflect what the results of operations of Bird Global, Inc. would have been had the business combination with Switchback II Corporation occurred prior to such periods. Unless otherwise indicated, all financial comparisons in this press release compare our financial results from the third quarter of 2021 to our financial results from the third quarter of 2020.

Conference Call Information

A conference call to discuss the Company’s third quarter 2021 financial and business results and outlook is scheduled for today, November 15, 2021, at 4:30 pm Eastern time. Those interested in participating in the call are invited to dial (855) 327-6837 or (631) 891-4304 if calling internationally. A live audio webcast of the conference call will be available on our investor relations website ( https://www.bird.co/investor/).

A recording of the conference call will be available approximately two hours following the call and can be accessed both online and by dialing (844) 512-2921 or (412) 317-6671. The pin number to access the telephone replay is 10016929. The telephone replay will be available until Monday, November 29, 2021.

About Bird

Bird is an electric vehicle company dedicated to bringing affordable, environmentally friendly transportation solutions such as e-scooters and e-bikes to communities across the world. Founded in 2017 by transportation pioneer Travis VanderZanden, Bird is rapidly expanding. Today, it provides fleets of shared micro electric vehicles to riders in more than 350 cities globally and makes its products available for purchase at www.bird.co and via leading retailers and distribution partners. Bird partners closely with the cities in which it operates to provide a reliable and affordable transportation option for people who live and work there.

Non-GAAP Financial Measures and Key Metrics

This press release contains “Ride Profit,” “Ride Profit Margin,” and “Adjusted EBITDA,” which are measures that are not prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Ride Profit reflects the profit generated from rides in our Sharing business after accounting for direct ride expenses, which primarily consist of payments to Fleet Managers. Other ride costs include payment processing fees, network infrastructure, and city permit fees. We calculate Ride Profit (i) before vehicle depreciation to illustrate the cash return and (ii) after vehicle depreciation to illustrate the impact of the evolution of our vehicles. Ride Profit Margin is Ride Profit divided by the revenue we generate from our Sharing business. We use Ride Profit Margin for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that Ride Profit and Ride Profit Margin are useful indicators of the economics of our Sharing business, as they exclude indirect unallocated expenses such as research and development, selling and marketing, and general and administrative expenses. Adjusted EBITDA is a supplemental measure of operating performance used to inform management decisions for the business. We believe Adjusted EBITDA is useful in evaluating our performance on a relative basis to other comparable businesses as it excludes impact from items that are non-cash in nature, non-recurring, or not related to our core business operations. We define Adjusted EBITDA as net profit or loss, adjusted to exclude (i) interest income, net, (ii) provision for/benefit from income taxes, (iii) depreciation and amortization, (iv) vehicle count adjustments,

(v) stock-based compensation expense, (vi) tariff refunds, (vii) other non-recurring, non-cash, or non-core items, and (viii) other income (expense), net, including foreign currency. There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from Ride Profit, Ride Profit Margin and Adjusted EBITDA. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the appendix to this press release.

This press release also contains certain key business metrics which are used to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. Gross Transaction Value (“GTV”) reflects the total dollar value, excluding any applicable taxes, of Rides in our Sharing business and vehicle sales to retail customers and Bird Platform partners, in each case without any adjustment for retail discounts or refunds. In order to calculate GTV, we add back contra revenues from both Sharing and Product Sales and adjustments to the Bird platform revenue we recognize. GTV is a key indicator of the scale of our business and ultimately drives revenue. We define “Rides” as the total number of trips completed by customers of our Sharing business. Rides are seasonal to a certain degree. We define “Deployed Vehicles” as the number of vehicles available to riders through our Sharing business. We calculate Deployed Vehicles on a pro-rata basis over a 24-hour period, wherein two vehicles deployed for a combined period of 24 hours equate to one Deployed Vehicle. Rides per Deployed Vehicle per Day (“RpD”) reflects the rate at which our shared vehicles are utilized by riders. We define RpD as the total number of Rides divided by total Deployed Vehicles in our Sharing business each calendar day.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this press release, regarding our future financial performance and our strategy, expansion plans, future operations, future operating results, revenue and Adjusted EBITDA guidance for the full year 2021, losses, projected costs, prospects, plans, and objectives of our management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project,” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: the COVID-19 pandemic and the impact of the actions taken to mitigate the pandemic; the Company’s relatively short operating history and new and evolving business model; the fact that the Company has incurred significant operating losses in the past and may not be able to achieve or maintain profitability in the future; the Company’s ability to retain existing riders or add new riders, or maintain or increase riders’ level of engagement with the Company’s products and services; the Company’s ability to attract and continue to work with qualified Fleet Managers, or manage Fleet Managers’ utilization rates; changes to the Company’s pricing and its effect on the Company’s ability to attract or retain qualified Fleet Managers and riders; competition in the Company’s new and rapidly changing industry; the Company’s ability to obtain vehicles that meet quality specifications in sufficient quantities on commercially reasonable terms, which has been affected by global supply chain constraints; the Company’s reliance on third-party insurance policies; exposure to product liability in the event of significant vehicle damage or reliability issues; the Company’s metrics and estimates, including the Company’s key metrics, being subject to inherent challenges in measurement; the Company’s general reliance on third party distributors, partners, and payment processors for various parts of our business and the Company’s ability to manage these relationships; defects in our vehicles, mobile applications, or other services; the Company’s presence and expansion in international markets and associated risks; the Company’s access to additional capital; the Company’s user growth and engagement on mobile devices depending upon effective operation with mobile operating systems, networks, and standards outside the Company’s control; intellectual property rights claims and other litigation; data security breaches or other network or system outages or delays; compliance with and changes in applicable laws or regulations; action by governmental authorities to restrict access to the Company’s products and services in their localities; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 15, 2021 and in the Company’s subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the time made and the Company does not undertake to update or revise them to reflect future events or circumstances.

Investor Contact

Andrew Tom

investor@bird.co

Media Contact

Rebecca Hahn

press@bird.co

Bird Rides, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts and number of shares)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,667	$43,158
Restricted cash and cash equivalents	23,027	9,609
Accounts receivable, net	473	2,857
Inventory	17,735	5,256
Prepaid expenses & other current assets	18,755	8,254

Total current assets	98,657	69,134
Property and equipment, net	1,852	4,152
Vehicle deposits	70,380	13,290
Vehicles, net	91,517	81,105
Goodwill	124,059	131,255
Other assets	8,308	4,944

Total assets	$394,773	303,880

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$9,637	$12,212
Accrued expenses	23,468	20,004
Deferred revenue	45,332	42,900
Notes payable	11,274	29,280
Other current liabilities	6,909	5,078

Total current liabilities	96,620	109,474
Derivative liabilities	142,777	450
Other liabilities	7,264	9,722

Total liabilities	246,661	119,646
Commitments and contingencies
Redeemable Convertible Preferred Stock
Redeemable convertible senior preferred stock, $0.000001 par value, 37,500,000 shares authorized and 29,234,172 shares issued and outstanding as of September 30, 2021	132,407	—
Redeemable convertible prime preferred stock and exchanged common stock, $0.000001 par value, 154,060,656 shares authorized and 153,738,961 shares issued and outstanding as of September 30, 2021	1,044,282	—
Redeemable convertible preferred stock, $0.000001 par value, 173,212,667 shares authorized and 153,738,961 shares issued and outstanding as of December 31, 2020	—	1,044,282
Stockholders’ Deficit
Founders convertible preferred stock, $0.000001 par value, 7,493,443 shares authorized, 4,540,177 shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.000001 par value, 287,921,028 and 275,000,000 shares authorized, 62,947,411 and 54,245,623 shares issued and outstanding, respectively as of September 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	84,114	92,654
Accumulated other comprehensive income	9,770	13,005
Accumulated deficit	(1,122,461)	(965,707)

Total stockholders’ deficit	(1,028,577)	(860,048)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$394,773	$303,880

Bird Rides, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Sharing	$64,027	33,579	$142,314	59,320
Product sales	1,379	6,606	8,806	11,363

Total Revenues	65,406	40,185	151,120	70,683
Cost of sharing, exclusive of depreciation	33,312	24,517	77,041	55,378
Cost of product sales	1,378	6,683	9,026	18,940
Depreciation on revenue earning vehicles	17,253	7,904	33,811	18,033

Gross margin	13,463	1,081	31,242	(21,668)
Other operating expenses:
General & administrative	30,837	35,381	92,792	120,175
Selling & marketing	3,392	4,283	10,880	13,633
Research & development	5,804	6,157	19,096	28,265
Tariff reimbursement	—	—	—	(24,637)

Total operating expenses	40,033	45,821	122,768	137,436
Loss from operations	(26,570)	(44,740)	(91,526)	(159,104)
Interest expense, net	(325)	(1,515)	(5,011)	(5,006)
Other (expense) income, net	(9,993)	2,520	(60,107)	163

Loss before income taxes	(36,888)	(43,735)	(156,644)	(163,947)
(Benefit from) provision for income taxes	(20)	60	110	147

Net loss	(36,868)	(43,795)	(156,754)	(164,094)

Adjustment to net loss attributable to common stockholders	(4,940)	—	(13,298)	—

Net loss attributable to common stockholders	(41,808)	(43,795)	(170,052)	(164,094)

Net loss per share attributable to common stockholders, basic and diluted	(0.72)	(0.98)	$(3.04)	(4.09)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	58,156,529	44,660,774	55,865,840	40,117,503

Bird Rides, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(156,754)	$(164,094)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of and mark-to-market adjustments of derivative liabilities	53,622	—
Depreciation & amortization	37,085	25,116
Non cash vehicle expenses	4,087	7,337
Share-based compensation	4,296	4,754
Loss on extinguishment of debt	2,304	—
Loss on disposal of property and equipment	156	93
Debt discount accretion	1,321	1,882
Bad debt expense	1,430	951
Other	77	(28)
Changes in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	886	(436)
Inventory	(8,613)	(432)
Prepaid expenses and other current assets	(9,395)	13,465
Other assets	(12)	(49)
Accounts payable	(2,331)	(6,564)
Deferred revenue	2,793	5,647
Accrued expenses & other current liabilities	5,153	4,966
Other liabilities	(2,458)	(991)

Net cash used in operating activities	(66,353)	(108,383)
Cash flows from investing activities
Purchases of property and equipment	(60)	(500)
Purchases of vehicles	(115,410)	(15,730)
Net cash acquired in acquisitions	—	68,664

Net cash (used in) provided by investing activities	(115,470)	52,434
Cash flows from financing activities
Proceeds from issuance of debt, net of issuance costs	17,552	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	51,711
Proceeds from issuance of redeemable convertible senior preferred stock and derivatives, net of issuance costs	207,814	—
Proceeds from issuance of common stock	462	696
Payment for settlement of warrants	(600)	(2,002)
Payment for settlement of debt	(40,610)	(18,752)

Net cash provided by financing activities	184,618	31,653
Effect of exchange rate changes on cash	6,273	(814)

Net increase (decrease) in cash, cash equivalents, and restricted cash	9,068	(25,110)
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	53,767	119,340

End of period	$62,835	$94,230

Components of cash, cash equivalents, and restricted cash
Cash and cash equivalents	38,667	86,754
Restricted cash	24,168	7,476

Total cash, cash equivalents, and restricted cash	$62,835	$94,230

Non-cash activities:
Fair Value of net assets acquired in noncash acquisition	$—	$190,000

Bird Rides, Inc.

Calculations of Key Metrics and GAAP to Non-GAAP Reconciliations

(unaudited)

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
(in millions, except as otherwise noted)
Net loss	(36.9)	(43.8)	(156.8)	(164.1)
Interest (income) expense, net	0.3	1.5	5.0	5.0
Provision for (benefit from) income taxes	0.0	0.1	0.1	0.2
Depreciation & amortization (1)	19.2	11.1	39.7	27.4
Vehicle count adjustments	0.6	4.4	0.2	1.9
Share-based compensation	1.5	1.2	4.3	4.7
Tariff refunds (2)	0.0	0.0	0.0	(24.6)
Non-recurring, non-cash, & non-core items	0.0	0.0	0.0	0.0
Other (income) expense, net, including foreign currency (3)	10.0	(2.5)	60.1	(0.1)
Adjusted EBITDA	(5.3)	(28.0)	(47.4)	(149.6)

(1)

Depreciation & amortization excludes tariff depreciation and other adjustments, which were $(1.4) million and $(0.7) million for the three months ended September 30, 2020 and 2021, respectively, and $(2.3) million and $(2.6) million for the nine months ended September 30, 2020 and 2021, respectively.

(2)

Consists of a refund for import duties that were charged to import our products from China into the markets in which we operate. We exclude this as it is non-recurring in nature and not indicative of our core operating performance.

(3)

Consists of $6.4 million and $53.6 million of non-cash expense attributable to liability-classified warrants and embedded derivatives and $3.3 million and $6.4 million due to foreign currency exchange rate fluctuations for the three and nine months ended September 30, 2021, respectively.

Reconciliation of Ride Profit to Gross Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
(in millions, except as otherwise noted)
Gross margin	13.5	1.1	31.2	(21.7)
Vehicle depreciation (1)	17.8	9.0	35.9	19.4
Vehicle count adjustments (2)	0.6	4.4	0.2	1.9
Product Sales division (3)	0.0	0.0	0.2	7.5
Ride Profit (before Vehicle Depreciation)	31.9	14.5	67.5	7.1
Vehicle depreciation (1)	(17.8)	(9.0)	(35.9)	(19.4)
Ride Profit (after Vehicle Depreciation)	14.1	5.5	31.6	(12.3)

(1)

We exclude vehicle depreciation as these costs are non-cash in nature. Vehicle depreciation excludes tariff depreciation adjustments in 2020, which was $(1.1) million and $(0.6) million for the three months ended September 30, 2020 and 2021, respectively, and $(1.4) million and $(2.1) million for the nine months ended September 30, 2020 and 2021, respectively.

(2)	We exclude vehicle count adjustments as these are adjustments made based on results of physical inventory counts, which are non-cash in nature.
(3)	We exclude the revenue and cost of revenue associated with vehicle sales to retail customers and Bird Platform partners.